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                                                                    Exhibit 11.1



                   ARBOR HEALTH CARE COMPANY AND SUBSIDIARIES

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE



                                                                              YEAR ENDED DECEMBER 31
                                                                ---------------------------------------------------
                                                                   1994                1995               1996
                                                                   ----                ----               ----
                                                                       (IN THOUSANDS EXCEPT PER SHARE DATA)
Net income (1)................................................       $6,903              $8,452             $10,223
                                                                ===========        ============       =============
Weighted average shares outstanding
  Common Stock................................................        6,802               6,848               6,896
  Common Stock equivalents based upon the
              treasury stock method...........................           40                  33                  73
                                                                -----------        ------------       -------------
Totals(2)                                                             6,842               6,881               6,969
                                                                ===========        ============       =============
Net income per share (1) divided by (2).......................        $1.01               $1.23               $1.47
                                                                ===========        ============       =============